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Exhibit (a)(1)(N)

thinkorswim Group Inc.

OFFER TO EXCHANGE ELIGIBLE STOCK OPTIONS
FOR RESTRICTED STOCK UNITS

FORM OF COMMUNICATION TO ELIGIBLE INDIVIDUALS
REGARDING THE EXCHANGE OFFER

To:	thinkorswim Group Inc. Employees and Independent Contractors Eligible for Stock Option Exchange for Restricted Stock Units ("RSUs")
From:	Investor Relations, thinkorswim Group Inc.
Re:	Offer to Exchange Eligible Stock Options for Restricted Stock Units
Date:	May 8, 2009

Extension of the Exchange Offer

        thinkorswim Group Inc. hereby informs you that we have extended the exchange offer, establishing a new expiration date of 4:00 p.m., Eastern Time on Thursday, June 11, 2009, unless otherwise extended. If you wish to participate in the exchange offer and tender your eligible options, you must deliver a properly completed and signed election form to Frank Milano at ICR, Inc. by the means set forth in the Offer to Exchange, as amended, before the expiration of the exchange offer.

        The Offer to Exchange was previously circulated to eligible individuals via electronic mail and filed as Exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO filed by thinkorswim with the Securities and Exchange Commission on April 17, 2009.

Updated Spreadsheet

        On or immediately prior to the date of the expiration of the exchange offer, thinkorswim will distribute to you an updated version of the Excel spreadsheet that was previously circulated to you on April 24, 2009. This updated spreadsheet will provide the following information based upon the actual volume-weighted average price of TD AMERITRADE Holding Corporation's common stock that will be used in determining the conversion ratio for assumed thinkorswim RSUs and options:

  •
  the number of shares of common stock of TD AMERITRADE Holding Corporation ("TD AMERITRADE") into which the thinkorswim RSUs you would receive in the exchange offer would be settled following consummation of the merger if you elect to participate in the exchange offer and validly tender your eligible options, and

  •
  the number of shares of TD AMERITRADE common stock and exercise price per share that will be applicable to each of your options if you elect not to participate in the exchange offer or if your eligible options are not accepted for exchange in the exchange offer.

If you do not receive this Excel spreadsheet on or immediately prior to the date of the expiration of the exchange offer or if you have any questions regarding the spreadsheet, please call Frank Milano at ICR Inc. at (612) 333-9099 or e-mail stockoptions@thinkorswimgroup.com.

Conditions to the Exchange Offer

        As explained in Section 7 of the Offer to Exchange the exchange offer is subject to certain conditions, including the conditions of the merger between thinkorswim and a wholly-owned subsidiary of TD AMERITRADE. All of the conditions to the exchange offer, including the conditions to the merger, are explained below.

        Please note that the information below does not change the terms and conditions of the exchange offer. If you have already made your election, you do not need to do anything as a result of the information below. Please read the entire Offer to Exchange for a full description of all of the terms and conditions of the exchange offer.

        thinkorswim will not accept any options for exchange or, subject to any applicable rules and regulations of the Securities and Exchange Commission, issue any RSUs in connection with the exchange offer and may terminate or amend the exchange offer unless, immediately prior to the expiration of the exchange offer:

  •
  the thinkorswim stockholders have approved the exchange offer and an amendment to thinkorswim's Second Amended and Restated 2001 Stock Option Plan to permit the grant of RSUs, in accordance with applicable federal, state and local laws and regulations, including without limitation the rules and regulations promulgated by self-regulatory organizations and stock exchanges,

  •
  no order, decree or injunction by any court or other governmental entity or other law that prohibits or makes illegal completion of the transactions contemplated by the exchange offer is in effect, and

  •
  all of the conditions of the merger set forth in the merger agreement, by and among thinkorswim, TD AMERITRADE, and certain other entities, dated January 8, 2009, are satisfied or waived and the merger is completed. The conditions of the merger, include:

  •
  the effectiveness of the Registration Statement on Form S-4 filed by TD AMERITRADE on February 10, 2009, as amended, and the absence of any stop order or proceedings initiated or threatened by the SEC for that purpose;

  •
  the approval and adoption of the merger agreement by thinkorswim's stockholders;

  •
  the expiration or termination of all applicable waiting periods under the Hart-Scott-Rodino Act, and, subject to certain exceptions, the receipt of all clearances, approvals and consents required to be obtained in connection with the merger under all applicable foreign laws governing antitrust or unfair competition;

  •
  the approval by the United States Financial Industry Regulatory Authority ("FINRA") and Investment Industry Regulatory Organization of Canada ("IIROC") of the transactions contemplated by the merger agreement;

  •
  the approval of the listing of the TD AMERITRADE common stock to be issued in the merger on the NASDAQ Global Select Market, subject to official notice of issuance;

  •
  the receipt by each of TD AMERITRADE and thinkorswim of a legal opinion to the effect that the merger will constitute a "reorganization" for United States federal income tax purposes;

  •
  the absence of any order, decree or injunction by any court or other governmental entity or other law that prohibits or makes illegal completion of the transactions contemplated by the merger agreement;

  •
  the accuracy in all material respects of a limited number of representations and warranties made by thinkorswim in the merger agreement, including those relating to corporate organization, authorization to enter into the merger agreement, required governmental consents, capitalization, inapplicability of state anti-takeover statutes and the absence of any arrangements requiring the payment of broker's or finder's fees other than to thinkorswim's financial advisors identified in the merger agreement;

    •
    the accuracy of the remaining representations and warranties made by thinkorswim in the merger agreement, provided that inaccuracies in such representations and warranties will be disregarded to the extent that such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on thinkorswim;

    •
    performance of or compliance with, in all material respects, by thinkorswim all of its agreements and covenants set forth in the merger agreement that are required to be performed or complied with by thinkorswim at or prior to the completion of the merger;

    •
    that no event, development, change, circumstance or condition shall have occurred or shall exist that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on thinkorswim;

    •
    the delivery by thinkorswim's chief executive officer and chief financial officer to TD AMERITRADE of a certificate confirming that certain conditions have been satisfied;

    •
    the absence of any pending legal proceeding brought by a governmental body (including FINRA and IIROC) seeking to restrain or prohibit the completion of any of the transactions contemplated by the merger agreement, or the performance of any of the transactions contemplated by the merger agreement or certain voting agreements entered into in connection with the merger (other than the Offer to Exchange);

    •
    the approval by certain Canadian provincial securities regulators of the transactions contemplated by the merger agreement;

    •
    the accuracy in all material respects of a limited number of representations and warranties made by TD AMERITRADE in the merger agreement, including those relating to corporate organization, authorization to enter into the merger agreement, required governmental consents, capitalization and the and the absence of any arrangements requiring the payment of broker's or finder's fees other than to TD AMERITRADE's financial advisor identified in the merger agreement;

    •
    the accuracy of the remaining representations and warranties made by TD AMERITRADE in the merger agreement, provided that inaccuracies in such representations and warranties will be disregarded to the extent that such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have or result in, a material adverse effect on TD AMERITRADE;

    •
    performance of or compliance with, in all material respects, by TD AMERITRADE all of its agreements and covenants set forth in the merger agreement that are required to be performed or complied with by TD AMERITRADE at or prior to the completion of the merger;

    •
    that no event, development, change, circumstance or condition shall have occurred or shall exist that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on TD AMERITRADE; and

    •
    the delivery by TD AMERITRADE's chief executive officer and chief financial officer to thinkorswim of a certificate confirming that certain conditions have been satisfied.

        There are 33 calendar days left before June 11, 2009, the day on which the offer period expires. If you have not yet made an election regarding the exchange offer, please use the remaining time left to review the materials you received and decide if you wish to participate. If you have any questions about this communication or the Offer to Exchange in general, or wish to receive a copy of the Offer to Exchange, please call Frank Milano at (612) 333-9099 or e-mail stockoptions@thinkorswimgroup.com.

Where You Can Find Additional Information.

        thinkorswim has commenced the Offer to Exchange to which this communication pertains. Eligible individuals are strongly advised to read the Offer to Exchange filed as Exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO and the documents related to the Offer to Exchange filed with the Securities and Exchange Commission because they contain important information relevant to making a decision whether to participate in the Offer to Exchange. These written materials and other related documents may be obtained free of charge from the Securities and Exchange Commission's website at www.sec.gov or by contacting Frank Milano at ICR Inc., Carlson Towers, 601 Carlson Parkway, Suite 1050, Minneapolis, MN 55305, (612) 333-9099, stockoptions@thinkorswimgroup.com.

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thinkorswim Group Inc. OFFER TO EXCHANGE ELIGIBLE STOCK OPTIONS FOR RESTRICTED STOCK UNITS FORM OF COMMUNICATION TO ELIGIBLE INDIVIDUALS REGARDING THE EXCHANGE OFFER